Exhibit 5.2

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, FL 33602

October 27, 2010

The Hillman Group, Inc.

10590 Hamilton Avenue

Cincinnati, Ohio 45231-1764

Re:	Legal Opinion for Exchange Notes in connection with the Registration Statement on Form S-4; Florida law opinion

Ladies and Gentlemen:

We have acted as special Florida counsel for All Points Industries, Inc., a Florida corporation (the “Florida Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) for The Hillman Group, Inc., a Delaware corporation (the “Company”), The Hillman Companies, Inc., a Delaware corporation and indirect parent of the Company, as a guarantor (the “Parent Guarantor”), the Florida Guarantor, and the other subsidiaries of the Parent Guarantor named therein as a guarantor (together with the Parent Guarantor and the Florida Guarantor, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. You have asked us to furnish our opinions as to certain matters relating to the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the Company’s $150,000,000 aggregate principal amount of 10.875% Senior Notes due 2018 (the “Exchange Notes”) and to the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”), to be confirmed by Notations of Guarantee of the Guarantors endorsed on the Exchange Notes (the “Exchange Notations of Guarantee”).

The Exchange Notes, together with related Exchange Notations of Guarantee endorsed on the Exchange Notes, are to be offered in exchange for the Company’s outstanding $150,000,000 aggregate principal amount of 10.875 % Senior Notes due 2018 (the “Initial Notes”) together with the initial notations of Guarantee endorsed on the Initial Notes by the Guarantors (the “Initial Notations of Guarantee”). The Exchange Notes, together with the Exchange Notations of Guarantee endorsed thereon, will be executed, delivered, and issued by the Company and the Guarantors, respectively, in accordance with the terms of the Indenture dated as of May 28, 2010 (the “Indenture”), among the Company, the Guarantors, and Wells Fargo Bank, National Association, as trustee.

A.	Documents Reviewed; Knowledge

For purposes of this opinion letter, we have examined and are relying upon the following:

1. the Indenture, including as exhibits thereto the forms of Exchange Note and Exchange Notation of Guarantee; and

2. the Registration Rights Agreement, dated as of May 28, 2010, among the Company, the Guarantors listed on Schedule I thereto, Barclays Capital Inc., and Morgan Stanley & Co. Incorporated.

The documents referred to in items (1) and (2) above, together with the Exchange Notes and the Exchange Notations of Guarantee, are sometimes referred to as the “Transaction Documents”.

In rendering the opinions set forth below, we have also examined and, as to corporate matters, are relying solely upon the following:

1. The Articles of Incorporation and Bylaws of the Florida Guarantor;

2. Resolutions adopted by the Board of Directors of the Florida Guarantor with respect to the Indenture dated May 28, 2010 and October 18, 2010 (the “Resolutions”);

3. A Certificate of legal existence and status dated October 14, 2010 for the Florida Guarantor issued by the Florida Secretary of State (the “Status Certificate”);

4. The Secretary’s Certificate dated May 28, 2010 as to the Articles of Incorporation, Bylaws, and Resolutions of the Florida Guarantor, and the Officer’s Certificate dated May 28, 2010 as to officers and genuine signatures (collectively, the “Secretary’s Certificate”); and

5. An Opinion Support Certificate (the “Support Certificate”).

The Transaction Documents and the documents listed as items (1) through (5) above are hereafter collectively referred to as the “Documents.” Except as may be otherwise specifically noted in this opinion letter, the opinions expressed herein relate solely to the Documents and not to any other documents, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of the Documents.

With your consent, we have assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter. As to matters of fact underlying the opinions expressed herein, we have relied on the representations and warranties made by the parties in the Documents and we have relied on the statements contained in the Status Certificate, the Secretary’s Certificate, and the Support Certificate. We have made no independent investigation of the accuracy or completeness of such matters of fact.

For purposes of this opinion letter, the term “to our knowledge” or a similar phrase means the conscious awareness of facts or other information, at the time of delivery of this opinion letter, by the lawyers in our firm who have given substantive attention to the transactions effected by the Transaction Documents, and does not include constructive, implied, imputed, presumed, or assumed notice or knowledge of facts or information. Except to the extent expressly set forth herein, and with your permission, we have not undertaken any independent investigation (including without limitation review of the books, records, or files of the Florida Guarantor or review of any governmental records or court dockets) to determine the existence or absence of any facts or other information, and no inference as to our knowledge or the existence or absence of any such facts or other information should be drawn from the fact of our representation of the Florida Guarantor as special counsel.

B.	Assumptions

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions:

(a) Each party to the Transaction Documents (other than the Florida Guarantor) (i) is organized and is validly existing and in good standing in its jurisdiction of organization, and (ii) has the power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and the Transaction Documents to which it is a party have been duly authorized by all necessary action on its part;

(b) The Transaction Documents (other than the Exchange Notes and the Exchange Notations of Guarantee) have been duly dated, executed, delivered, and issued by all parties thereto, and all exhibits, attachments, and schedules referenced in such Transaction Documents have been attached;

(c) The Exchange Notes and the Exchange Notations of Guarantee will be duly dated, executed, delivered, and issued by all parties thereto, will be in substantially the form attached to the Indenture, and any information omitted from such forms will be properly added, and the Notations of Guarantee will be endorsed on each of the Exchange Notes;

(d) The Transaction Documents, the Initial Notes, and the Initial Guarantees constitute or will constitute the valid and binding obligation of each party thereto, enforceable against such party in accordance with their respective terms, and funds have been advanced under the Initial Notes and are being advanced under the Exchange Notes;

(e) Each natural person executing the Transaction Documents or any other document referred to herein is legally competent to do so;

(f) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document are genuine;

(g) There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define the terms of, supplement, amend, modify, terminate, release, or satisfy the Transaction Documents;

(h) Each person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected or appointed to or otherwise occupied that director or, officer position and held that position when such action was taken;

(i) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting law are generally available (i.e. in terms of access and distribution following publication or other release) to lawyers practicing in Florida and are in a format that makes legal research reasonably feasible;

(j) Legally sufficient consideration has been given to support the enforceability of the Florida Guarantor’s obligations under the Transaction Documents; and

(k) The Florida Guarantor is not a party to any pending action or proceeding before any court, governmental or regulatory authority, agency, commission, or official, board of arbitration, or arbitrator, that may adversely affect the matters covered by this opinion letter.

C.	Opinions

Based on and subject to the foregoing and subject to the exceptions, qualifications, and limitations herein set forth, we express the following opinions:

1. Based solely on the Status Certificate, the Florida Guarantor is a corporation existing under the laws of the state of Florida, and its corporate status in such state is active.

2. The Florida Guarantor has the corporate power and authority to execute and deliver its Exchange Notations of Guarantee and to perform any obligations thereunder.

3. The Florida Guarantor has taken all necessary corporate action to authorize the execution and delivery of its Exchange Notations of Guarantee and the performance of any obligations thereunder.

4. The execution and delivery by the Florida Guarantor of its Exchange Notations of Guarantee do not, and the performance by the Florida Guarantor of any payment obligations thereunder will not, (a) result in a violation of the Articles of Incorporation or Bylaws of the Florida Guarantor, or (b) result in a violation of Applicable Law (as hereafter defined), that is to our knowledge applicable to the Florida Guarantor.

D.	Qualifications

This opinion letter is based as to matters of law solely on such internal law of the state of Florida that, in our experience, is normally applicable both to entities that are not engaged in regulated business activities and to transactions of the type contemplated by the Transaction Documents and to the parties thereto, without our having made any special investigation concerning any other law, rule, or regulation (“Applicable Law”).

Without limiting the generality of the foregoing paragraph, and in some cases in addition thereto, and notwithstanding anything to the contrary contained herein, we express no opinion as to: (a) any law, rule, or regulation relating to (i) taxation, usury, choice-of-law provisions, antitrust or trade regulation, banking, securities, or labor or employee rights and benefits laws, including the Employee Retirement Income Security Act of 1974, as amended; (ii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended; or (iii) the USA Patriot Act of 2001 (Public Law 107-56), the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. app. I et seq., or any other law, rule or regulation designed to combat terrorism or money laundering; and (b) laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof.

Our opinion on each legal issue addressed herein represents our judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Transaction Documents.

This opinion letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion letter is limited to the matters stated herein, and no opinion is implied or to be inferred beyond the matters stated herein.

E.	Reliance

This opinion letter is being delivered to you and may be relied upon by you and by Paul, Weiss, Rifkind, Wharton & Garrison, LLP in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP

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